                                                                     EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                       MEDIACOM COMMUNICATIONS CORPORATION
                                 on the one hand

                                       AND

                           THE AT&T BROADBAND PARTIES
                                on the other hand

                                   DATED AS OF

                                FEBRUARY 26, 2001

                                    (Georgia)

                                    TABLE OF CONTENTS

                                                                          Page

1. Definitions...............................................................1

   1.1.   Affiliate..........................................................1
   1.2.   Assets.............................................................1
   1.3.   AT&T...............................................................1
   1.4.   AT&T Late Fee Settlement...........................................2
   1.5.   Basic Service......................................................2
   1.6.   Books and Records..................................................2
   1.7.   Business...........................................................2
   1.8.   Business Day.......................................................2
   1.9.   Closing............................................................2
   1.10.  Closing Date.......................................................2
   1.11.  Closing............................................................2
   1.12.  Communications Act.................................................2
   1.13.  Contracts..........................................................2
   1.14.  Encumbrance........................................................2
   1.15.  Environmental Law..................................................3
   1.16.  Equipment..........................................................3
   1.17.  Equivalent Basic Subscribers (or EBSs).............................3
   1.18.  Excluded Assets....................................................4
   1.19.  Expanded Basic Service.............................................5
   1.20.  FCC................................................................5
   1.21.  Financial MAC......................................................5
   1.22.  Franchises.........................................................6
   1.23   GAAP...............................................................6
   1.24.  Governmental Authority.............................................6
   1.25.  Governmental Permits...............................................6
   1.26.  Hazardous Substances...............................................6
   1.27.  Intangibles........................................................6
   1.28.  Intellectual Property..............................................6
   1.29.  Knowledge..........................................................6
   1.30.  Legal Requirement..................................................7
   1.31.  Licenses...........................................................7
   1.32.  Losses.............................................................7
   1.33.  Material Adverse Effect............................................7
   1.34.  Pay TV.............................................................7
   1.35.  Permitted Encumbrances.............................................7
   1.36.  Person.............................................................8
   1.37.  Real Property......................................................8
   1.38.  Required Consents..................................................8
   1.39.  Service Area.......................................................8
   1.40.  Subscriber Adjustment Amount.......................................8


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   1.41.  Subscriber Threshold...............................................8
   1.42.  System Employees...................................................8
   1.43.  Systems............................................................8
   1.44.  Target Closing Date................................................8
   1.45.  Taxes..............................................................8
   1.46.  Third Party........................................................9
   1.47.  Other Definitions..................................................9

2. Purchase and Sale of Assets; Assumed Obligations and Liabilities.........10

   2.1.   Purchase and Sale of Assets.......................................10
   2.2.   Assumed Obligations and Liabilities...............................10

3. Consideration............................................................10

   3.1.   Purchase Price....................................................10
   3.2.   Adjustments to Purchase Price.....................................11
   3.3.   Determination of Adjustments......................................12
   3.4.   Allocation of Purchase Price......................................13

4. Representations and Warranties of Seller.................................13

   4.1.   Organization and Qualification....................................13
   4.2.   Authority and Validity............................................14
   4.3.   No Breach or Violation............................................14
   4.4.   Assets............................................................14
   4.5.   Franchises and Licenses...........................................15
   4.6.   Contracts.........................................................15
   4.7.   Real Property.....................................................16
   4.8.   Environmental Matters.............................................17
   4.9.   Compliance with Legal Requirements................................17
   4.10.  Intellectual Property.............................................18
   4.11.  Financial Statements..............................................19
   4.12.  Absence of Certain Changes........................................19
   4.13.  Legal Proceedings.................................................19
   4.14.  Tax Returns; Other Reports........................................20
   4.15.  Employment Matters................................................20
   4.16.  System Information................................................21
   4.17.  Finders and Brokers...............................................22
   4.18.  Disclosure........................................................22

5. Buyer's Representations and Warranties...................................22

   5.1.   Organization and Qualification....................................22
   5.2.   Authority and Validity............................................22
   5.3.   No Conflicts; Required Consents...................................23
   5.4.   Acknowldegment by Buyer...........................................23
   5.5.   Finders and Brokers...............................................23


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

   5.6.   Legal Proceedings.................................................23

6. Additional Covenants.....................................................23

   6.1.   Access to Premises and Records....................................23
   6.2.   Continuity and Maintenance of Operations; Financial Statements....24
   6.3.   Employee Matters..................................................26
   6.5.   Consents,.........................................................26
   6.6.   Title Commitments and Surveys.....................................27
   6.7.   HSR Notification..................................................27
   6.8.   Notification of Certain Matters...................................28
   6.9.   Risk of Loss; Condemnation........................................28
   6.10.  Transfer Taxes....................................................29
   6.11.  Updated Schedules.................................................29
   6.12.  Use of Seller's Name..............................................29
   6.13.  Transitional Billing Services.....................................30
   6.14.  Transitional of High Speed Data Services; Other Transitional
          Matters...........................................................30
   6.15.  Certain Notices...................................................30
   6.16.  Satisfaction of Conditions........................................30
   6.17.  Bulk Transfers....................................................30
   6.18.  Programming Matters...............................................30
   6.19.  Cooperation as to Rates and Fees..................................31
   6.20.  Cooperation on Pending Litigation.................................32
   6.21.  Confidentiality...................................................32
   6.22.  Lien Searches.....................................................33
   6.23.  No Solicitation...................................................33
   6.24.  Systems' Financial Statements.....................................33
   6.25.  Environmental Assessments.........................................34
   6.26.  Marketing Efforts.................................................35
   6.27.  Expired Leases....................................................35
   6.28.  System Telephone Services.........................................35

7. Conditions to Closing....................................................35

   7.1.   Conditions to the Obligations of Buyer and Seller.................35
   7.2.   Conditions to the Obligations of Buyer............................36
   7.3.   Conditions to Obligations of Seller...............................37

8. Closing..................................................................38

   8.1.   Date, Time and Place of Closing...................................38
   8.2.   Seller's Delivery Obligations.....................................38
   8.3.   Buyer's Delivery Obligations......................................40

9. Termination..............................................................40

   9.1.   Events of Termination.............................................40
   9.2.   Effect of Termination.............................................41


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10.   Survival of Representations and Warranties; Indemnification...........41

   10.1.  Survival of Representations and Warranties........................41
   10.2.  Indemnification by Seller.........................................42
   10.3.  Indemnification by Buyer..........................................42
   10.4.  Third Party Claims................................................42
   10.5.  Limitations on Indemnification - Seller...........................43
   10.6.  Limitations on Indemnification - Buyer............................43
   10.7.  Sole Remedy.......................................................44

11.   Miscellaneous.........................................................44

   11.1.  Parties Obligated and Benefited...................................44
   11.2.  Notices...........................................................44
   11.3.  Attorneys' Fees...................................................45
   11.4.  Right to Specific Performance.....................................45
   11.5.  Waiver............................................................46
   11.6.  Captions..........................................................46
   11.7.  Choice of Law.....................................................46
   11.8.  Terms.............................................................46
   11.9   Further Actions...................................................46
   11.10  Time..............................................................46
   11.11  Late Payments.....................................................46
   11.12  Counterparts......................................................46
   11.13  Entire Agreement..................................................47
   11.14  Severability......................................................47
   11.15  Construction......................................................47
   11.16  Expenses..........................................................47
   11.17  Commercially Reasonable Efforts...................................47


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

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made as of the 26th day of February, 2001, by and among the Affiliates of AT&T whose names appear on the signature page of this Agreement (collectively, and jointly and severally, "Seller"), and Mediacom Communications Corporation, a Delaware corporation ("Buyer").

                                    Recitals

      A. The parties desire to effect the transfer of substantially all of the assets of the Business (as defined below) owned by Seller to Buyer for cash.

      B. The purpose of this Agreement is to set forth the definitive terms upon which such transfer will take place.

                                   Agreements

      In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1. DEFINITIONS.

      In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

      1.1. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes of this Agreement, At Home Corporation and its subsidiaries and Liberty Media Corporation and its subsidiaries will not be treated as Affiliates of Seller.

      1.2. Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased or otherwise held by Seller, or are hereafter acquired by Seller prior to the Closing Time, and used in the Business, including Franchises, Licenses, Intangibles, Contracts, Books and Records, Equipment, Real Property and deposits relating to the Business that are held by Third Parties for the account of Seller or for security for Seller's performance of its obligations, but excluding any Excluded Assets and any assets disposed of prior to the Closing Date in the ordinary course of business and not in violation of this Agreement.

      1.3. AT&T. AT&T Broadband, LLC, a Delaware limited liability company.

      1.4. AT&T Late Fee Settlement. The Settlement Agreement and Release that relates to the Systems with respect to the late fees charged, a copy of which, in the form submitted to the courts, has been provided to Buyer by Seller.

      1.5. Basic Service. The lowest tier of service offered to subscribers of a System.

      1.6. Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports to the extent concerning the Business, including subscribers and prospective subscribers of the Systems, signal and program carriage and dealings with Governmental Authorities with respect to the Systems, including all reports filed with respect to the Systems by or on behalf of Seller or its Affiliates with the FCC and statements of account filed with respect to the Systems by or on behalf of Seller or its Affiliates with the U.S. Copyright Office, but excluding all corporate, financial and tax records and all documents, reports and records relating to System Employees.

      1.7. Business. The cable television business and other income-generating businesses relating to the Systems (including the high speed data, internet access and advertising sales business) that are conducted by Seller through the Systems.

      1.8. Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

      1.9. Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 8.

      1.10. Closing Date. The date on which the Closing occurs.

      1.11. Closing Time. 12:01 a.m., local time at the location of the Assets, as applicable, on the Closing Date.

      1.12. Communications Act. The Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated thereunder and currently in effect.

      1.13. Contracts. All contracts and agreements (other than Franchises, Licenses and those relating to Real Property) to which Seller is a party and which relate to the operation of the Business.

      1.14. Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, charge, encumbrance, adverse interest, assessment, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).


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

      1.15. Environmental Law. Any applicable Legal Requirement governing the protection of the environment, including those relating to the use, storage, disposal, release or handling of Hazardous Substances.

      1.16. Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, cable modems, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system, advertising insertion equipment, cable modem termination system and IP routers), test equipment, vehicles and other tangible personal property owned or leased by Seller and primarily used in the Business.

      1.17. Equivalent Basic Subscribers (or EBS). As of any date of determination and for each Service Area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit for at least Basic Service (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings or other multi-unit buildings), but exclusive of (i) "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry, and (ii) accounts that are not charged or are charged less than the standard monthly service fees and charges then in effect for such System for Basic Service and Expanded Basic Service, if subscribed for (other than customers receiving a senior discount); and (b) the quotient of (i) the total monthly billings for sales of Basic Service and Expanded Basic Service by such System for such Service Area during the most recent billing period ended prior to the date of calculation to commercial, bulk-billed and other accounts not billed by individual unit (whether on a discounted or non-discounted basis) and to private residential customer accounts that are billed by individual unit but pay less than the standard monthly service fees charged for Basic Service and Expanded Basic Service, if subscribed for (other than customers receiving a senior discount), but excluding billings in excess of a single month's charges for any account, divided by (ii) the standard monthly combined rate (without discount of any kind) charged by such System for such Service Area to individually billed subscribers for Basic Service and Expanded Basic Service offered by such System in effect during such billing period. For purposes of calculating the EBS number, there will be excluded: (A) all accounts billed by individual unit that are, and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that are, more than 60 days past due in the payment of any amount in excess of the lesser of $10.00 or the standard rate charged for Basic Service at the time of determination; (B) any accounts billed by individual unit and all commercial, bulk-billed and other accounts not billed by individual unit that, as of the date of calculation, have not paid in full the charges for at least one full month of the subscribed service; (C) that portion of the billings to all accounts billed by individual unit included in clause (b) above and any commercial bulk-billed and other accounts not billed by individual unit representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any individually billed unit or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service other than

Expanded Basic Service (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales Taxes, line-itemized franchise fees, @Home service fees, fees charged by the FCC and the like; (D) any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit whose service is pending disconnection for any reason; and (E) any individually billed unit that was solicited between November 1, 2000 and the Closing Date to purchase such services by promotions or offers of discounts other than of the type disclosed on Schedule 4.16 or as permitted under this Agreement.

      1.18. Excluded Assets. All:

            1.18.1. Programming Contracts (including music programming Contracts), cable guide Contracts, and Contracts to which other cable systems of Seller or its Affiliates are subject (including the Memorandum of Understanding Regarding Neutrality and Consent Election by and among CWA, IBEW and certain business operating units and divisions of AT&T Corp.; retransmission consent Contracts applicable to one or more headends not included in the Systems; master billing Contracts and master multiple dwelling unit Contracts), other than any such Contracts (or interests therein) disclosed or described on Schedule 4.6;

            1.18.2. Seller Plans (as defined in Section 4.15.2) and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits under such Seller Plans;

            1.18.3. Insurance policies and rights and claims under insurance policies (except as otherwise provided in Section 6.9);

            1.18.4. Bonds, letters of credit, surety instruments and other similar items;

            1.18.5. Except for petty cash to the extent transferred to Buyer, cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable;

            1.18.6. Except as specifically described on Schedule 4.10, the Intellectual Property held by Seller or any of its Affiliates (subject to Buyer's rights under Section 6.12);

            1.18.7. Subscriber billing Contracts and related equipment if not owned by Seller or any of its Affiliates (subject to Buyer's rights under Section 6.13);

            1.18.8. Assets, rights and properties of Seller or its Affiliates used or held for use other than primarily in connection with the Systems;

            1.18.9. Except (a) accounts receivable and (b) any other claim, right or interest to the extent reflected in the adjustment to the Purchase Price determined pursuant to Section 3.2, all claims, rights and interests in and to any refunds of, or amounts credited against, Taxes or fees of any nature, including franchise and copyright fees, or any other claims against Third Parties, relating to the operation of the Systems prior to the Closing Time;

            1.18.10. Except as set forth on Schedule 4.6, any employment, compensation, bonus, deferred compensation, consulting, agency or management Contracts;

            1.18.11. All Business documents and records not included in the Books and Records (provided that copies of personnel files will be made available to Buyer for a period of three years after the Closing Date upon reasonable request by Buyer accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Seller);

            1.18.12. Capital and vehicle leases;

            1.18.13. Advertising sales agency or representation Contracts providing any Third Party or Affiliate of Seller the right to sell available advertising time for a System (including any Contract with National Cable Communications or Cable Networks, Inc.), other than any such Contract disclosed on Schedule 4.6;

            1.18.14. Proprietary software of Seller or its Affiliates and licenses relating to Third Party software and maintenance agreements with respect thereto, other than transferable licenses relating to Third Party software installed on personal computers included in the Assets;

            1.18.15. Contracts for Internet access or on-line service arrangements that provide to any Third Party or Affiliate of Seller the right to use the transmission capacity of a System to provide Internet access or other on-line services over such System, other than those disclosed on Schedule 4.6;

            1.18.16. Contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite; and

            1.18.17. The assets specifically disclosed on Schedule 1.18.

      1.19. Expanded Basic Service. Any video programming provided over a System, regardless of service tier, other than Basic Service, any new product tier, digital services and Pay TV.

      1.20. FCC. The Federal Communications Commission and any successor Governmental Authority.

      1.21. Financial MAC. A material adverse deterioration in the public or private equity and debt securities markets, or in the debt securities market for the syndication of bank loans to corporate borrowers, as a result of which the sources of Buyer's equity or debt financing have declined to issue or have exercised their rights to withdraw their commitments with respect to the transactions contemplated hereby.


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

      1.22. Franchises. The initial authorizations, or renewals thereof, issued by a local Governmental Authority, and ratified by the electorate where required, that are described on Schedule 4.5, which authorize the construction or operation of the Systems, and all rights and benefits of Seller pertaining thereto.

      1.23. GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

      1.24. Governmental Authority. (a) The United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board, or any instrumentality of any of the foregoing.

      1.25. Governmental Permits. All Franchises, Licenses and all other material approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained with respect to the Business or Assets from any Governmental Authority.

      1.26. Hazardous Substances. (a) Any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. ss.ss. 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. ss.ss.2601 et seq.), or the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA) (7 U.S.C. ss.ss.136 et seq.), each as amended, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; and (g) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

      1.27. Intangibles. Subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), goodwill, if any, and any other intangible asset owned or held by Seller and used in the Business.

      1.28. Intellectual Property. All (a) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (b) domain names, (c) copyrights, and (d) patents and patentable know-how, inventions and processes, in each case used in connection with the Business.

      1.29. Knowledge. The actual knowledge of a particular matter of (a) one or more of the principal corporate personnel of Seller, AT&T or any direct or indirect subsidiary of AT&T involved in the transactions contemplated by this Agreement, or


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

(b) after reasonable inquiry, any of the general managers (or holders of positions of equivalent responsibility) of the Systems, including those individuals listed on Schedule 1.29.

      1.30. Legal Requirement. Applicable common law and any judicial decisions, statute, ordinance, code, or other law, rule, regulation, order or other technical or written requirement, standard or procedure enacted, adopted or applied by any Governmental Authority or private arbitration tribunal.

      1.31. Licenses. The cable television relay service, business radio and other licenses, authorizations or permits issued by the FCC or any other Governmental Authority that are described on Schedule 4.5 (other than the Franchises).

      1.32. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and settlement costs.

      1.33. Material Adverse Effect. A material adverse effect on the operations, assets, or financial condition of the Business, taken as a whole, but without taking into account any effect resulting from changes in conditions (including economic conditions, changes in FCC regulations, or federal or state governmental actions, legislation or regulations) that are applicable to the economy or the cable television industry on a national, regional or state basis (other than such changes as would prohibit the transactions contemplated hereby, subject Buyer to damages or require Buyer to divest itself of other assets or interests) or any changes in technology affecting the Business.

      1.34. Pay TV. Premium programming services selected by and sold to subscribers of the Systems on an a la carte basis for fees in addition to the fee for Basic Service or Expanded Basic Service.

      1.35. Permitted Encumbrances. The following Encumbrances: (a) liens for Taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements which are not violated by any existing improvement or which do not prohibit the use of the Real Property as currently used in the operation of the Business; (c) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the Franchises and Licenses); (d) in the case of any leased Asset, (i) the rights of any lessor and (ii) any Encumbrance granted by any lessor of such leased Asset; (e) inchoate materialmens', mechanics', workmen's, repairmen's or other like Encumbrances arising in the ordinary course of business; (f) in the case of owned Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not individually or in the aggregate materially interfere with the right or ability to use or operate the Real Property as currently being used, and which do not materially impair the value of the Real Property; (g) any other Encumbrance (other than an Encumbrance securing a monetary obligation) that does not individually or in the aggregate interfere with the continued use of the Assets subject thereto in the operation of the Business as currently being used; and (h) those Encumbrances disclosed on
Schedule 1.35.

      1.36. Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

      1.37. Real Property. The Assets owned or leased by Seller and used in the Business consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, and rights of entry (but not including interests in real property granted in Contracts in connection with services provided by Seller to the residents or occupants of such real property, including access and service Contracts with the owners of multiple dwelling unit complexes).

      1.38. Required Consents. All authorizations, approvals and consents required under any Legal Requirement or under any Franchises, Licenses, Real Property, Contracts disclosed on Schedule 4.6 or Contracts relating to services provided by Seller to residents of multiple dwelling unit complexes of more than 200 units, for (a) Seller to transfer the Assets and the Business to Buyer, and
(b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date.

      1.39. Service Area. The municipalities and counties in and around which Seller operates or is authorized to operate the Systems and the Business, which are disclosed on Schedule 1.39.

      1.40. Subscriber Adjustment Amount. $2,138.

      1.41. Subscriber Threshold. 145,000 Equivalent Basic Subscribers.

      1.42. System Employees. All employees of Seller or of any Affiliate of Seller who are primarily engaged in the operation of the Business.

      1.43. Systems. The complete cable television reception and distribution systems operated in the conduct of the Business, each consisting of one or more headends, subscriber drops and associated electronic and other equipment, as listed on Schedule 1.39 and further designated and described on Schedule 4.16.

      1.44. Target Closing Date. June 29, 2001.

      1.45. Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property Taxes and levies, together with any interest thereon and any penalties, additions to Tax or additional amounts applicable thereto.

      1.46. Third Party. Any Person other than Seller or Buyer and their respective Affiliates.

      1.47. Other Definitions. The following terms are defined in the Sections indicated:

            Term                                      Section
            ----                                      -------

            Action                                     10.4
            Agreement                                Preamble
            Allocation Date                             3.4
            Antitrust Division                          6.7
            Assumed Obligations and Liabilities         2.2
            Bills of Sale                               8.2(a)
            Buyer                                    Preamble
            ERISA                                       4.15.1
            ERISA Affiliate                             4.15.2
            Escrow Agent                                3.3.1
            Estimated Purchase Price                    3.1
            Excluded Liabilities                        2.2
            Final Adjustments Report                    3.3.2
            Financial Statements                        4.11
            FTC                                         6.7
            HSR Act                                     6.7
            Indemnified Party                          10.4
            Indemnifying Party                         10.4
            Lien Search                                 6.22
            Maximum Remediation Amount                  6.26.1
            NASDAQ                                      6.24
            Preliminary Adjustments Report              3.3.1
            Prime Rate                                 11.11
            Purchase Price                              3.1.1
            Qualified Intermediary                     11.1
            Retained Franchise                          7.2.4
            Retained Franchise Amount                   3.1.1
            SEC                                         6.24
            Seller                                   Preamble
            Seller Plans                                4.15.2
            Subscriber Shortfall                        3.2.6
            Survival Period                            10.1
            Taking                                      6.9.2
            Threshold Amount                           10.5
            Transaction Documents                       4.2
            Transitional Billing Services               6.13

2. PURCHASE AND SALE OF ASSETS; ASSUMED OBLIGATIONS AND LIABILITIES.

      2.1. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing Time, Seller will sell to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), the Assets.

      2.2. Assumed Obligations and Liabilities. At the Closing Time, Buyer will assume, and after the Closing Time, Buyer will pay, discharge and perform, the following (the "Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Assets assigned and transferred to Buyer at the Closing; (b) those obligations and liabilities of Seller to subscribers and customers of Seller's Business for (i) subscriber deposits held by Seller as of the Closing Date related to the Systems in the amount for which Buyer received credit under
Section 3.2 and (ii) customer, advertising and other advance payments held by Seller as of the Closing Date related to the Systems in the amount for which Buyer received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to the Business prior to the Closing Time in respect of which Buyer received a credit pursuant to Section 3.2; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of Buyer's ownership of the Assets or operation of the Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities of Seller (collectively, the "Excluded Liabilities").

3. CONSIDERATION.

      3.1. Purchase Price. Buyer will pay to Seller for the Assets total cash consideration of $310,000,000, subject to adjustment as provided in Section 3.2 (the "Estimated Purchase Price").

            3.1.1. At the Closing, Buyer will pay to Seller, by wire transfer of immediately available funds pursuant to wire instructions delivered by Seller to Buyer no later than two Business Days prior to the Closing Date, cash in an aggregate amount equal to the excess of (a) the Estimated Purchase Price over
(b) the sum of all Retained Franchise Amounts (such excess, the "Purchase Price"). For purposes of this Agreement, the "Retained Franchise Amount" for a Retained Franchise shall be equal to the number of Equivalent Basic Subscribers served by Seller pursuant to such Retained Franchise multiplied by the Subscriber Adjustment Amount.

            3.1.2. Upon any transfer of a Retained Franchise to Buyer after the Closing, Buyer will pay to Seller the Retained Franchise Amount with respect to such Retained Franchise by wire transfer of immediately available funds.

      3.2. Adjustments to Purchase Price. The Purchase Price will be adjusted as follows:

            3.2.1. Adjustments on a pro rata basis as of the Closing Time will be made for all prepaid expenses (other than inventory), accrued expenses (including real and personal property Taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period through and including the Closing Time are for the account of Seller, and all expenses and income attributable to the Business for the period after the Closing Time are for the account of Buyer. Notwithstanding the foregoing, with respect to accounts receivable resulting from cable television services or Internet access or high speed data services, the Purchase Price will be increased by (a) 100% of the face amount of such accounts receivable that are 30 days or less past due as of the Closing and (b) 95% of the face amount of such accounts receivable that are 31 to 60 days past due as of the Closing; provided, however, that Seller will receive no credit for any accounts receivable resulting from cable television services or Internet access or high speed data services of which more than the lesser of (A) $10.00 or (B) the standard rate for Basic Service is more than 60 days past due as of the Closing Date. With respect to accounts receivable resulting from advertising sales, the Purchase Price will be increased by 100% of the face amount of such accounts receivable that are less than 120 days past due as of the Closing, and Seller will receive no credit for any accounts receivable resulting from advertising sales of which any portion is 120 days or more past due as of the Closing Date. For purposes of making "past due" calculations for cable television services or Internet access or high speed data services, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

            3.2.2. All advance payments to, or funds of Third Parties on deposit with, Seller as of the Closing Time and relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable modems, cable television services and related sales, will be assumed by and credited to the account of Buyer.

            3.2.3. There will be credited to Buyer the economic value of all accrued vacation time that Buyer credits after the Closing Time to Hired Employees pursuant to Section 6.3, where economic value is the amount equal to the cash compensation that would be payable to each such Hired Employee at his or her level of compensation on the Closing Date for a period equal to such credited accrued vacation.

            3.2.4. All deposits relating to the Business and the operation of the Systems that are held by Third Parties as of the Closing Time for the account of Seller which relate to the Systems or are held as security for Seller's performance of Assumed Obligations and Liabilities, including deposits on leases and deposits for utilities, will be credited to the account of Seller in their full amounts and will become the property of Buyer. All other deposits will remain the property of Seller.

            3.2.5. The Purchase Price will be increased by an amount equal to the capital expenditures made by Seller or Affiliates of Seller between the date of this Agreement and the Closing Date at the specific written request of Buyer, and which Seller is not otherwise required to make pursuant to the terms of this Agreement, as contemplated by Section 6.2.2. The Purchase Price will be decreased by the amount, if any, by which Seller fails to make any capital expenditures that Seller is required to make pursuant to Section 6.2.2 of this Agreement.

            3.2.6. The Purchase Price will be decreased by the dollar amount equal to the product of (a) the Subscriber Shortfall multiplied by (b) the Subscriber Adjustment Amount. For purposes of this Agreement, the "Subscriber Shortfall" equals the number, if any, by which the Equivalent Basic Subscribers of the Systems at the Closing is less than the Subscriber Threshold.

            3.2.7. The Purchase Price shall be increased or decreased as otherwise provided herein or as agreed to by the parties in accordance with the provisions of this Agreement.

            3.2.8. The adjustments provided for in this Section 3.2 will be made without duplication. In addition, none of the adjustments provided for in this
Section 3.2 will be made with respect to any Excluded Asset or Excluded Liability or with respect to any item of income or expense related to an Excluded Asset or Excluded Liability.

            3.2.9. The net amount of the adjustments calculated under this
Section 3.2, as preliminarily determined pursuant to Section 3.3.1, will be added or subtracted, as applicable, to the Purchase Price at the Closing.

      3.3. Determination of Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

            3.3.1. Not later than a date Seller reasonably believes is at least 15 Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.2, which have been calculated as of the Closing Time (or as of any other date and time agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. Buyer will have 10 Business Days following receipt of the Preliminary Adjustments Report to review such Report and supporting information and to notify Seller of any disagreements of Buyer with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in Section 3.2 within such 10 Business Day period, Buyer and Seller will negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Time. The basis for determining the Purchase Price to be paid at the Closing will be (a) the estimate so agreed upon by Buyer and Seller or (b) if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the

Closing Date or if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the requisite time provided, the estimates of such adjustments set forth in the Preliminary Adjustments Report.

            3.3.2. Within 90 days after the Closing Date, Seller will deliver to Buyer a report (the "Final Adjustments Report") certified by Seller showing in detail the final determination of all adjustments which were not calculated as of the Closing Time and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records that Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

            3.3.3. Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer timely makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report, and payment of the amount not in dispute will be made by the responsible party by wire transfer of immediately available funds within three Business Days after such agreement. Any disputed amounts will be determined by a national accounting firm agreed to by Buyer and Seller which has not provided services to Buyer, Seller or their respective Affiliates in the prior 12 months, which firm will be obligated to determine such amounts within 90 days after the dispute is submitted to it, and the determination of which will be conclusive. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The responsible party will make the payment required after determination of all disputed amounts by wire transfer of immediately available funds to the other party within three Business Days after the final determination of all disputed items.

      3.4. Allocation of Purchase Price. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in a schedule prepared by an independent appraiser with significant experience in the cable television industry. Such appraiser will be selected by Buyer and will be instructed to complete such schedule not later than 45 days after the Closing Date. The fees of such appraiser will be the responsibility solely of Buyer. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local Tax returns, on the basis of such allocation.

4. REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

      4.1. Organization and Qualification. Each entity comprising Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Each entity comprising Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction where it operates the Business.

      4.2. Authority and Validity. Seller has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") to which Seller is a party. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been, or will by the Closing Date be, duly authorized by all requisite entity action. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, duly and validly executed and delivered by Seller and the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

      4.3. No Conflict; Required Consents. Subject to obtaining the Required Consents, all of which are disclosed on Schedule 4.3, and the receipt of any consent required or the expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery by Seller, the performance of Seller under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party do not and will not: (a) violate any provision of the organizational documents of Seller; (b) violate any Legal Requirement in any material respect; (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, lapse of time, or elections of any Person, or combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or
(iv) result in the creation or imposition of any Encumbrance under, any Contract disclosed on Schedule 4.6 or any other instrument evidencing any of the Assets (other than Contracts), or any instrument or other agreement(other than Contracts) by which Seller or any of the Assets (other than Contracts) is bound or affected.

      4.4. Assets. Seller has good title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 4.7 apply). The Assets are free and clear of all Encumbrances, except (a) Permitted Encumbrances and
(b) Encumbrances disclosed on Schedule 4.4, all of which will be terminated, released or waived, as appropriate, at or prior to the Closing. Except for the Excluded Assets, the Assets are all the assets necessary to permit Buyer to conduct the Business and to operate the Systems substantially as the Business is being conducted and the Systems are being operated on the date of this Agreement and in compliance in all material respects with all Legal Requirements, Franchises, Licenses and Contracts. Except as disclosed on
Schedule 4.4, all of the Equipment is in good operating condition and repair, ordinary wear and tear excepted.

      4.5. Franchises and Licenses. Except as disclosed on Schedule 4.5, Seller is not bound or affected by any (a) Franchise in connection with the operation of the Business or (b) license, authorization or permit issued by the FCC or other Governmental Permit that, in each case, relates to the Systems or the operation of the Business. Except as disclosed on Schedule 4.5, the Franchises, Licenses and other Governmental Permits are currently in full force and effect and Seller is not and, to Seller's Knowledge, no other party thereto is, in material breach or default of any terms or conditions thereunder. Seller has delivered to Buyer true and complete copies of the Franchises. Except as disclosed on Schedule 4.5, there is no legal action, governmental proceeding or investigation, pending or, to Seller's Knowledge, threatened, to terminate, suspend or modify any Franchise, License or other Governmental Permit. As of the date of this Agreement, except as disclosed on Schedule 4.5, to Seller's Knowledge, (i) no construction programs have been undertaken or are proposed to be undertaken, by any municipality or other cable television, multichannel multipoint distribution systems or multipoint distribution system provider or operator in any Service Area; (ii) no cable television franchise has been issued to any Person other than Seller in any Service Area; and (iii) no cable television franchise or other application or request of any Person for a cable television franchise is pending or proposed which relates to any Service Area.

      4.6. Contracts. All Contracts are disclosed on Schedule 4.6, except for:
(a) subscription agreements with individual residential subscribers or commercial establishments for the cable services provided by the Systems in the ordinary course of business; (b) miscellaneous service Contracts terminable at will or upon notice of 90 days or less without penalty; (c) Contracts not involving any material monetary or non-monetary obligation; (d) bank financing documents; (e) Contracts constituting Excluded Assets; and (f) Contracts relating to services provided by Seller to residents of multiple dwelling unit complexes or to commercial accounts. Seller has delivered to Buyer true and complete copies of each of the written Contracts disclosed on Schedule 4.6. As soon as reasonably practicable, but in no event more than 60 days after the date of this Agreement, Seller will provide to Buyer a complete list of all multiple dwelling unit complexes served by the Systems as of the date specified in such list, including with respect to each such complex, to the extent readily available in the Books and Records of Seller, the number of units served, the rate charged (if bulk billed) and the expiration date of the agreement. Except as set forth in Schedule 4.6, (i) each Contract listed on Schedule 4.6, and each Contract relating to services provided by Seller to residents of multiple dwelling unit complexes of more than 200 units, is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller, and
(ii) Seller is not, and to Seller's Knowledge no other party thereto is, in breach or default of any material terms or conditions thereunder.

      4.7. Real Property.

            4.7.1. All of the Assets consisting of Real Property interests are disclosed and described on Schedule 4.7. Except as otherwise disclosed on
Schedule 4.7, Seller holds, or at the time of the Closing will hold, fee simple title to the Real Property disclosed as being owned by Seller on Schedule 4.7 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances and Encumbrances which will be terminated, released or, in the case of rights of first refusal, waived, as appropriate, at or prior to the Closing. All improvements on Real Property that is owned by Seller are in good repair and suitable for the purposes for which they are currently used, ordinary wear and tear excepted. Except as otherwise disclosed on Schedule 4.7, Seller has valid and enforceable leasehold interests in Real Property disclosed as being leased by Seller on Schedule 4.7 and, with respect to other material Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all such other Real Property pursuant to the easements, licenses, rights-of-way or other rights disclosed on Schedule 4.7, in each case as currently being used by Seller in the operation of the Business, subject only to Permitted Encumbrances and Encumbrances which will be terminated, released or, in the case of rights of first refusal, waived, as appropriate, at or prior to the Closing. Except as otherwise disclosed on
Schedule 4.7, with respect to leasehold interests in Real Property, each lease is in full force and effect and Seller is not, and to Seller's Knowledge no other party thereto is, in material breach or default of any terms or conditions of any written instrument or other written agreement relating thereto.

            4.7.2. There are no material leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as disclosed on Schedule 4.7. Each parcel of Real Property, any improvements constructed on any owned or leased Real Property and their current use, conforms in all material respects to (a) all applicable Legal Requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such Real Property.

            4.7.3. Except as disclosed on Schedule 4.7, each parcel of owned Real Property and each parcel of leased Real Property (a) has access to and over public streets or private streets for which Seller has a valid right of ingress and egress, (b) conforms in its current use and occupancy in all material respects to all zoning requirements and (c) conforms in its current use in all material respects to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel. There are no pending or, to Seller's Knowledge, threatened condemnation actions or special assessments or proceedings for changes in the zoning with respect to such Real Property or any part thereof and Seller has not received any notice of the desire of any Governmental Authority or other entity to take or use any Real Property or any part thereof. Seller has complied in all material respects with all notices or orders to correct violations of Legal Requirements issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property.

      4.8. Environmental Matters.

            4.8.1. Except as disclosed on Schedule 4.8: (a) to the Knowledge of Seller, the Real Property currently complies in all material respects with applicable Environmental Laws; (b) neither the Real Property owned by Seller nor, to the Knowledge of Seller, the Real Property leased by Seller is the subject of any court order, administrative order, agreement or decree arising under any Environmental Law; and (c) the Real Property has not been used by Seller for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted under applicable Environmental Laws. Except as disclosed on Schedule 4.8, Seller has not received any written notice from any Governmental Authority alleging that any parcel of the Real Property is in violation of any Environmental Law or has been placed on the National Priorities List, and no claim based on any applicable Environmental Law has been asserted to Seller in writing in the past or is currently pending or, to the Knowledge of Seller, threatened, with respect to any Real Property.

            4.8.2. Seller has provided Buyer with complete and correct copies of
(a) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in Seller's possession that were received from any Governmental Authority administering or enforcing any Environmental Laws relating to Seller's ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession relating to any litigation or claim by any Person concerning any Environmental Law.

      4.9. Compliance with Legal Requirements. Except as disclosed on Schedule 4.9:

            4.9.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Business as it is currently conducted, do not violate or infringe in any material respect any applicable Legal Requirements (other than Legal Requirements with respect to the regulation of rates charged to subscribers of the Systems, as to which the representations and warranties set forth in subsection 4.9.10 will exclusively apply).

            4.9.2. A valid request to invoke the formal renewal provisions under
Section 626(a) of the Communications Act has been duly and timely filed with the proper Governmental Authority with respect to all Franchises that have expired prior to, or will expire within 30 months after, the date of this Agreement.

            4.9.3. Seller has complied in all material respects, and the Business is in compliance in all material respects, with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC.

            4.9.4. Seller has made timely filings and has paid the proper copyright fees with respect to the Business under Section 111 of the Copyright Act of 1976, and the Systems qualifies for the compulsory license under such
Section 111.

            4.9.5. The carriage of all television station signals (other than satellite superstations) by the Systems are permitted by valid retransmission consent agreements or by must-carry elections by broadcasters.

            4.9.6. The Systems and the Business are in compliance with the Subscriber Privacy Act set forth at Section 631 of the Communications Act (47 U.S.C. Section 551, et seq.).

            4.9.7. The Systems are not subject to effective competition under the Communications Act.

            4.9.8. No Governmental Authority has notified Seller of its application to be certified to regulate rates with respect to the Systems as provided in 47 C.F.R. Section 76.910.

            4.9.9. No Governmental Authority has notified Seller that it has been certified and has adopted regulations required to commence regulation with respect to any System as provided in 47 C.F.R. Section 76.910(c)(2).

            4.9.10. The Systems are in compliance in all material respects with the FCC rules currently in effect implementing the cable television rate regulation provisions of the Communications Act.

            4.9.11. To Seller's Knowledge, and except as set forth in the AT&T Late Fee Settlement, no reduction of rates or refunds to subscribers is required as of the date hereof.

            4.9.12. Seller is in compliance in all material respects with its obligations under 47 C.F.R. Part 17 concerning the construction, marking and lighting of antenna structures used by Seller in connection with the operation of the Systems.

            4.9.13. Seller has made timely filings required under applicable Legal Requirements to be made in connection with the Governmental Permits, including FCC Forms 320, 159 and 395, if applicable.

            4.9.14. Where required, appropriate authorizations from the FCC have been obtained for the use of all aeronautical frequencies in use in the Systems (and Seller will provide to Buyer a schedule of such aeronautical frequencies in use in the Systems prior to the Closing), and the Systems are presently being operated in compliance with such authorizations, and all required certificates, permits and clearances, including from the FAA, with respect to towers, earth stations, business radio and frequencies utilized and carried by the Systems have been obtained.

      4.10. Intellectual Property. Except for Excluded Assets and except as described on Schedule 4.10, Seller does not possess any Intellectual Property material to the operation of the Business, and Seller is not a party to any material license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally and commercially available software. The Business and the Systems have been operated in such a manner so as not to violate or infringe in any material respect upon the rights of, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license, trade secret infringement or the like. Seller owns or possesses licenses or other rights to use all Intellectual Property necessary to the operation of the Business as presently conducted without any conflict with, or infringement of, the rights of others. Except as disclosed on Schedule 4.10, there is no claim pending or, to Seller's Knowledge, threatened with respect to any Intellectual Property.

      4.11. Financial Statements. Seller has delivered to Buyer correct and complete copies of the unaudited balance sheets and unaudited statements of operations for the Systems and the Business as of and for the 12-month periods ended December 31, 1999 and December 31, 2000 (the "Financial Statements"). Seller has also delivered to Buyer correct and complete copies of capital expenditures summaries for the Systems and the Business for the 12-month periods ended December 31, 1999 and December 31, 2000. The Financial Statements fairly present, in all material respects, Seller's financial position and results of operations as of the dates and for the periods indicated, subject to normal year-end adjustments, allocations and accruals (none of which are deemed to be material to the operating cash flow of Seller as reflected in its statements of operations). The Financial Statements have been prepared in accordance with GAAP, except that they do not (a) reflect income taxes, (b) contain a statement of cash flows, (c) contain footnotes, or (d) fully reflect the allocation of AT&T Corp.'s purchase price to acquire Tele-Communications, Inc. for the 1999 period. Such purchase price allocations would primarily affect franchise costs, property and equipment, depreciation and amortization.

      4.12. Absence of Certain Changes. Except as disclosed on Schedule 4.12, or as disclosed by or reserved against in the most recent balance sheet included in the Financial Statements, since December 31, 2000: (a) no event or circumstance has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially adversely affect any of the Systems; (b) Seller has operated the Business only in the ordinary course; and (c) there has been no sale, assignment or transfer of any material Assets, or any theft, damage, removal of property, destruction or casualty loss which might be expected to materially adversely affect the Business or the Systems,
(d) there has been no waiver or release of any material right or claim of Seller against any third party, (e) there has been no amendment or termination of any Governmental Permit, and (f) there has been no agreement by Seller to take any of the actions described in the preceding clauses (a) through (e), except as contemplated by this Agreement.

      4.13. Legal Proceedings. Except as disclosed on Schedule 4.13: (a) there is no claim, investigation or litigation pending or, to Seller's Knowledge, threatened, by or before any Governmental Authority or arbitration tribunal against Seller which, if adversely determined, would have a Material Adverse Effect, would materially adversely affect any of the Systems or would materially adversely affect the ability of Seller to perform its obligations under this Agreement; and (b) there is not in existence any judgment or order requiring the Seller to take or to refrain from taking any action of any kind with respect to or otherwise affecting the Assets or the operation of the Business, or to which Seller, the Business, the System or the Assets are subject or by which they are bound or affected that, in either case, would have a Material Adverse Effect, would materially adversely affect any of the Systems or would materially adversely affect the ability of Seller to perform its obligations under this Agreement or the Transaction Documents. Seller is not in default or violation of, and no event or condition exists which, with notice or lapse of time or both, could become or result in a default under or a violation of, any judgment, award or order of any Governmental Authority or arbitration tribunal binding upon Seller.

      4.14. Tax Returns; Other Reports. Seller has duly and timely filed all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Seller, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of an Encumbrance upon the Assets, except such amounts as are (a) being contested diligently and in good faith and for which an adequate reserve has been established, or (b) are not in the aggregate material. Seller has received no notice of, nor does Seller have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of an Encumbrance upon the Assets.

      4.15. Employment Matters.

            4.15.1. Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes, and Seller is not liable for any arrearages of wages or any Taxes or any penalties for failure to comply with any of the foregoing for which Buyer will have any liability after the Closing.

            4.15.2. For purposes of this Agreement, "Seller Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by Seller or its Affiliates or to which Seller contributes, and which benefits System Employees. The Seller Plans in which any System Employee participates are disclosed on Schedule 4.15. None of Seller, any Seller Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in violation of any provision of ERISA or the Code for which Buyer will have any liability after the Closing Date. No material (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7),
(10) and (13) of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Seller Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of Seller or any of its ERISA Affiliates, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, none of Buyer and any of Buyer's ERISA Affiliates will be required, under ERISA, the Code, any collective bargaining agreement or this Agreement, to establish, maintain or continue any Seller Plan currently maintained by Seller or any of its ERISA Affiliates. "ERISA Affiliate" means, as to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

            4.15.3. Except as disclosed on Schedule 4.15, as of the date of this Agreement, no collective bargaining agreements are applicable to any System Employee and Seller has no duty to bargain with any labor organization with respect to any System Employees. Except as disclosed on Schedule 4.15, as of the date of this Agreement, there are not pending, or to Seller's Knowledge, threatened, any labor disputes, unfair labor practice charges against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee. Except as disclosed on Schedule 4.15, Seller has no employment agreements, either written or oral, with any System Employee.

      4.16. System Information. With respect to each of the Systems, disclosed on Schedule 4.16 are (a) the approximate number of plant and fiber miles (aerial and underground) for the System, (b) the minimum bandwidth capability of the System, (c) the stations and signals carried by the System, (d) the channel position of each such signal and station (including a designation of which broadcast stations are distributed pursuant to a retransmission consent and which are distributed pursuant to a must-carry election), and (e) the approximate number of digital and @Home subscribers, analog Pay TV subscribers and Pay TV units, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Also disclosed on Schedule 4.16 are the approximate number of homes passed by the System, and the approximate number of Equivalent Basic Subscribers of the System as of the applicable dates specified therein. Seller has delivered to Buyer information on the channel lineups and the monthly rates charged for each class of service for the Systems (including installation charges), which information is true, complete and correct, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Seller has implemented, or will implement in accordance with its operating budget and the schedule of rate increases provided to Buyer, any rate increases for calendar year 2001 set forth in its operating budget or such schedule. Disclosed on Schedule 4.16 is a list of all promotions and offers of discounts made by Seller in the 12 months prior to the date of this Agreement with respect to the Systems, which list is true, complete and correct in all material respects as of the date of this Agreement.

      4.17. Finders and Brokers. Other than Daniels & Associates (whose fees will be paid by Seller), Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

      4.18. Disclosure. Any item required to be disclosed on more than one Schedule to this Agreement will be deemed properly disclosed on all such Schedules if it is disclosed on any Schedule to this Agreement.

      4.19. Accounts Receivable. The accounts receivable included in the Assets have not been assigned to or for the benefit of any other Person. Such accounts receivable arose and will arise from bona fide transactions in the ordinary course of business.

      4.20. Inventory. Seller has, and at the Closing will have, and there will be maintained by the Systems and the Assets will include at Closing, an inventory of spare parts and other materials (including analog and digital converters and DOCSIS compliant cable modems) relating to the Systems of the type and nature and maintained at a level consistent with past practices in the ordinary course of business and otherwise in accordance with AT&T practices (which level will include any inventory maintained for the Systems, consistent with past practices, in regional warehouses or distribution centers located outside of the Service Area).

      4.21. Books and Records. All Books and Records of Seller required to be maintained by applicable Legal Requirement are complete in all material respects.

5. BUYER'S REPRESENTATIONS AND WARRANTIES.

      Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

      5.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

      5.2. Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite entity action. This Agreement is, and when executed and delivered by Buyer, the Transaction Documents will be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

      5.3. No Conflicts; Required Consents. Subject to the receipt of any consent or the expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery by Buyer, the performance of Buyer under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) violate any provision of the organizational documents of Buyer;
(b) violate any material Legal Requirement; or (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Person.

      5.4. Acknowledgment by Buyer. Buyer understands that the representations and warranties of the Seller contained in this Agreement will only survive the Closing as set forth in Section 10.1 and constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transaction contemplated hereby. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS ARE SPECIFICALLY DISCLAIMED BY SELLER.

      5.5. Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

      5.6. Legal Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by, against, affecting or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

6. ADDITIONAL COVENANTS.

      6.1. Access to Premises and Records. Between the date of this Agreement and the Closing Date, upon reasonable advance notice from Buyer to Seller, Seller will give Buyer and its representatives reasonable access during normal business hours to all the premises and the Books and Records of the Business, to all the Assets, to the general managers of the Systems, and to other AT&T corporate personnel to the extent reasonably necessary to effect a transition of the operations of the Systems to Buyer following the Closing, and will furnish to Buyer and its representatives all information regarding the Business, the Assets and, to the extent reasonably necessary to effect any transition with respect to any Excluded Assets, the Excluded Assets, as Buyer may from time to time reasonably request. All requests for access to AT&T corporate personnel will be made to Ms. Patty Conroy, at 303-858-3609.

      6.2. Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise consent in writing (which consent will not be withheld unreasonably), until the Closing:

            6.2.1. Seller will conduct the Business and operate the Systems only in the ordinary course consistent in all material respects with past practices, and will use commercially reasonable efforts, to (a) preserve the Business intact, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with Seller relating to the Business and (b) keep available the services of the System Employees (but will be under no obligation to incur any costs in addition to what Seller is currently incurring to do so).

            6.2.2. Without limiting the generality of the foregoing, Seller will
(a) make capital expenditures in the ordinary course of business consistent with its 2001 capital budget (a complete and correct copy of which Seller has provided to Buyer) , as modified as described on Schedule 6.2.2; (b) make the capital expenditures required with respect to the specific capital projects disclosed on Schedule 6.2.2; (c) make any capital expenditures required to comply with the commitments, if any, in the Franchise and Contracts; and (d) make other capital expenditures to the extent reasonably requested by Buyer, up to an aggregate of $5,000,000 and subject to reimbursement by Buyer pursuant to
Section 3.2.5. In addition, Seller will deploy digital converter boxes and cable modems in a manner consistent with its past practices and with the practices generally applicable to cable systems owned and operated by AT&T, including with respect to the make and model of such converter boxes and modems.

            6.2.3. Seller will maintain the Assets in good repair, order and condition (ordinary wear and tear excepted), will maintain in full force and effect, policies of insurance with respect to the Business in such amounts and covering such risks as customarily maintained by operators of cable television systems of similar size and geographic location as the Systems, and will maintain its books, records and accounts in the ordinary manner on a basis consistent with past practices. Seller will (a) only report and write off accounts receivable in accordance with past practice, (b) withhold and pay when due all Taxes relating to System Employees, the Assets or the System, (c) maintain service quality of the Systems at a level at least consistent with past practices, (d) file with the FCC all reports required to be filed under applicable FCC rules and regulations, and (e) comply in all material respects with all Legal Requirements with respect to the System.

            6.2.4. Seller will not, except as disclosed on Schedule 6.2: (a) sell, transfer or assign any material portion of the Assets other than sales in the ordinary course of business; (b) modify, renew, terminate, suspend or abrogate any Franchises, Licenses or material Contracts (other than those constituting Excluded Assets); (c) enter into any non-ordinary course Contract or commitment involving an expenditure in excess of $75,000, other than Contracts or commitments which are cancellable on 60 days' notice or less without penalty and other than as contemplated by this Agreement; (d) modify its procedures for disconnection and discontinuation of service to subscribers whose accounts are delinquent; (e) increase the compensation or change any benefits available to System Employees, except as required pursuant to existing written agreements or except in the ordinary course of business consistent with past practice or in accordance with an AT&T-wide plan or program (in which case Seller will give prior notice to Buyer); (f) create, assume or permit to exist any Encumbrance (other than Permitted Encumbrances) on any of the Assets, other than those Encumbrances existing on the date hereof or any Encumbrance which will be released at or prior to the Closing; (g) enter into any collective bargaining agreement covering the System Employees who are not now covered by a collective bargaining agreement (h) enter into any new bonus, stock option, profit sharing, compensation, pension, welfare, retirement, employment or similar agreement, except in the ordinary course of business consistent with past practices, in accordance with an AT&T-wide plan or program (in which case Seller will give prior notice to Buyer) or where required by any Legal Requirement; (i) decrease the rate charged for any level of Basic Service, Expanded Basic Service or any Pay TV, except to the extent required by any Legal Requirement; and (j) solicit any Person to subscribe to any services of the Business other than in the ordinary course of business and consistent with past practices, which shall include promotions or offers of discount of the type disclosed on Schedule 4.16; provided, however, that notwithstanding the foregoing, from and after the date of this Agreement, Seller shall not solicit any Person to subscribe to (or offer to any Person to retain such Person as a subscriber to) any services of the Business in any manner which, directly or indirectly, involves the compromise, write-off or release of any amount due for services previously rendered to such Person by Seller.

            6.2.5. Seller will deliver to Buyer, within 20 days following the end of each month prior to the Closing Date, the following unaudited financial reports (by GL number) for the prior month: "New System P&L (expanded)" report, "Field P&L" report, a capital expenditure summary, and a summary installation and disconnect activity report to include Equivalent Basic Subscribers (calculated in a manner consistent with Schedule 4.16) digital subscribers and @Home subscribers, and such other financial reports that Seller regularly prepares in the ordinary course of business as Buyer may reasonably request. All financial reports so delivered will present fairly and accurately, in all material respects, the financial condition and results of operations of the Business for the period of such report and will be prepared in accordance with GAAP on a basis consistent with the Financial Statements except as otherwise noted therein. Further, Seller will deliver to Buyer CSG reports CPRM-006 and CPSM-318 with respect to the Systems for January and March 2001 within 30 days following the end of each such month, and for May 2001, as soon as available, but in no event less than 15 days prior to the anticipated Closing Date.

      6.3. Employee Matters. Buyer may, but shall have no obligation to, employ or offer employment to any of the System Employees. All employment-related matters relating to System Employees arising from and after the date of this Agreement will be handled in such manner as Buyer and Seller agree.

      6.4. Leased Vehicles and Other Capital Leases. Seller will pay the remaining balances on any leases for vehicles or capital leases included in the Equipment and will deliver title to such vehicles and other Equipment free and clear of all Encumbrances (other than Permitted Encumbrances) to Buyer at the Closing.

      6.5. Consents.

            6.5.1. Prior to the Closing, Seller will use commercially reasonable efforts to obtain in writing, as promptly as possible and at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer and will deliver to Buyer copies of such Required Consents promptly after they are obtained by Seller. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to accept or agree or accede to any modifications or amendments to, or changes in, or the imposition of any condition to the transfer to Buyer of any Contract, Franchise, License or other Governmental Permit that are not reasonably acceptable to Buyer. Notwithstanding the foregoing, Buyer will comply with the reasonable requests of Seller and, to the extent required, negotiate in good faith with any Third Party, as necessary for Seller to assign to Buyer in part the rights and obligations under any master Contract disclosed on Schedule 4.6.

            6.5.2. Notwithstanding the provisions of Section 6.5.1, Seller will not have any further obligation to obtain Required Consents: (a) with respect to Contracts relating to pole attachments where the licensing party will not, after Seller's exercise of commercially reasonable efforts, consent to an assignment of such Contract but requires that Buyer enter into a new agreement with such licensing authority, in which case Buyer will use its commercially reasonable efforts to enter into such agreement prior to the Closing or as soon as practicable thereafter and Seller will cooperate with and assist Buyer in obtaining such agreements; (b) for any business radio license which Seller reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to Buyer under FCC rules with respect thereto and Seller has reasonably cooperated in the filing of assignment applications prior to the Closing; and (c) with respect to leased Real Property, if Seller obtains and makes operational prior to the Closing substitute leased Real Property that is reasonably satisfactory to Buyer.

            6.5.3. Buyer and Seller will mutually agree upon their respective obligations with respect to, and ultimate disposition of, any Retained Franchise.

            6.5.4. Subject to receiving information necessary from Buyer, Seller will execute and use commercially reasonable efforts to deliver all required FCC Forms 394 to the appropriate Governmental Authorities on or before February 28, 2001.

      6.6. Title Commitments and Surveys. After the execution of this Agreement, Buyer may obtain, at its sole expense, (a) commitments for owner's title insurance policies (and if Buyer decides to do so, title insurance) on some or all Real Property owned by Seller and on easements which provide access to each such parcel of Real Property, and (b) an ALTA survey on each parcel of Real Property for which a commitment for a title insurance policy is to be obtained. Seller will provide reasonable assistance in connection with Buyer obtaining such commitments (and title insurance) and surveys, as Buyer may request from time to time (including delivering such affidavits and other documents that the title company or Buyer may reasonable request in order to cause the title company to issue title insurance in favor of Buyer). Without limiting the foregoing, Seller will as soon as practicable after the execution of this Agreement deliver to Buyer such information as shall be reasonably necessary to permit Buyer to order commitments for title insurance on Real Property owned by Seller and Buyer will promptly after receipt of such information order such commitments. If Buyer notifies Seller in writing that the commitment or survey discloses a defect in title that constitutes a breach, or any facts which could be reasonably expected to result in a breach, of the representations of Seller contained in Section 4.7, then Seller will promptly commence further investigation and use commercially reasonable efforts to, at its expense, cure the defect prior to the Closing. If Seller, having used such commercially reasonable efforts, is unable to cure the defect prior to the Closing and the Closing occurs, then (i) Buyer and Seller may enter into a written agreement at the Closing mutually acceptable to both parties with respect to Seller's obligation to cure such defect after the Closing, and (ii) any claim for indemnification that Buyer may have with respect to the defect may be brought without the requirement that such claims meet or exceed the Threshold Amount.

      6.7. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and each such filing will request early termination of the waiting period imposed by the HSR Act. Each party will bear its own costs incurred with respect to such filings. The parties will use their commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties will use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither Buyer nor Seller will be required to make any significant change in the operations or activities of their respective business (or any material assets employed therein) or that of any of their respective Affiliates, if such party determines in good faith that such change would be materially adverse to the operations or activities of such business (or any material assets employed therein), provided such business has significant assets, net worth, or revenue. Each of Buyer and

Seller will coordinate with the other with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act.

      6.8. Notification of Certain Matters. Seller will promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (a) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in any of Seller's representations and warranties in this Agreement or any Transaction Document not being true, complete and correct in all material respects when made or at the Closing. Seller will further notify Buyer of (i) any construction programs that Seller becomes aware are undertaken, or proposed or threatened to be undertaken, by any municipality or other cable television, multichannel multipoint distribution systems or multipoint distribution system provider or operator in any franchise area served by the System and (ii) any cable television franchise or other application or request of any Person for a cable television franchise that Seller becomes aware has been submitted or threatened or proposed which relates to any Service Area.

      6.9. Risk of Loss; Condemnation.

            6.9.1. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Systems or the replacement or restoration of the lost or damaged property within 45 days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage (other than the amount of any insurance deductible), but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.

            6.9.2. If, prior to the Closing, all or any portion of the Assets are taken or condemned as a result of the exercise of the power of eminent domain (which shall not be deemed to include the exercise of any right of first refusal in any Franchise), or if a Governmental Authority having such power seeks to condemn a portion of the Assets by proper statutory process (such event being called, a "Taking"), then Seller will promptly so notify Buyer and Buyer may, by giving notice to Seller within 10 days of receiving notice of the Taking, elect, in the name of Seller, to negotiate for, claim, contest and receive all damages with respect to the Taking. If Buyer so elects, (a) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (b) at the Closing, Seller will assign to Buyer all of the Seller's rights (including the right to receive payment of damages) with respect to the Taking and will pay to Buyer all damages previously received by Seller with respect to the Taking, and (c) following the Closing, Seller will give the Buyer such further assurances of such rights and assignment with respect to the Taking as may from time to time reasonably request. If the portion of the Assets subject to such Taking is material to the operation of the Business or the Systems, taken as a whole, Buyer may elect to terminate this Agreement with no liability to Seller.

      6.10. Transfer Taxes. Any state or local sales, use, transfer, or documentary transfer Taxes or fees or any other charge imposed by any Governmental Authority (other than any of Seller's income, franchise, gross receipts, corporation, excess profits, rental, devolution, or payroll tax by whatsoever authority imposed or howsoever designated) arising from or payable by reason of the transfer of the Assets contemplated by this Agreement will be shared equally by Buyer and Seller.

      6.11. Updated Schedules. Not less than 10 Business Days prior to the projected Closing Date, Seller will deliver to Buyer revised copies of each of the Schedules, except for Schedules 4.15 and 4.16, in each case updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided, further, that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims not included on the Schedules as of the date of this Agreement, Buyer will have the right (to be exercised by written notice to Seller at or before the Closing) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement unless such items are Contracts that were not required to be scheduled or that were entered into after the date of this Agreement in accordance with the terms of this Agreement.

      6.12. Use of Seller's Name. Seller and its Affiliates will retain all rights with respect to the names "AT&T," "Tele-Communications, Inc." and "TCI" or any and all derivations thereof after the Closing. Buyer will remove or delete such names or any and all derivations thereof from the Business and Assets as soon as reasonably practicable, but in any event by the 120th day following the Closing. Notwithstanding the foregoing, nothing in this Section
6.12 will require Buyer to remove or discontinue using any such name or mark that is affixed to converters or other items in consumer homes or properties on the Closing Date, or as are used in a similar fashion which makes such removal or discontinuation impracticable, provided that Buyer makes a reasonable effort to request and provides necessary materials to enable subscribers to cover or remove names and marks affixed to such converters and other items.

      6.13. Transitional Billing Services. Seller will provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets ("Transitional Billing Services") in connection with the System for a period of up to 180 days following the Closing to allow for conversion of existing billing arrangements. Buyer will notify Seller at least 30 days prior to the Closing as to whether it desires Transitional Billing Services from Seller. Buyer will reimburse Seller for all direct expenses incurred by Seller in providing the Transitional Billing Services.

      6.14. Transition of High Speed Data Services; Other Transitional Matters. Seller and Buyer will cooperate in good faith to establish a mutually agreeable plan to allow for the conversion of high speed data customers from Seller to Buyer. Seller will take such action as Buyer reasonably requests with respect to such conversion, and Buyer will reimburse Seller for all direct expenses incurred by Seller in complying with such requests. Between the date of this Agreement and the Closing, Seller and Buyer will further cooperate in good faith with respect to such other matters as necessary to provide for the orderly transition of the Business from Seller to Buyer at the Closing.

      6.15. Certain Notices. Seller will duly and timely file a valid request to invoke the formal renewal provisions of Section 626(a) of the Communications Act with the appropriate Governmental Authority with respect to all Franchises of the Business that will expire within 35 months after any date between the date of this Agreement and the Closing Date.

      6.16. Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 7, as soon as practicable and in order to permit the Closing to occur on or prior to the Target Closing Date.

      6.17. Bulk Transfers. Buyer and Seller each waive compliance by the other with Legal Requirements relating to bulk transfers that may be applicable to the transactions contemplated hereby.

      6.18. Programming Matters.

            6.18.1. Buyer will execute and deliver to Seller such documents as may be reasonably requested by Seller to comply with the requirements of its programming Contracts and channel line-up requirements with respect to divestitures of cable television systems (other than agreements to assume such programming Contracts or make any payments or commitments or assume any obligations thereunder). Seller will execute and deliver such documents as may be reasonably requested by Buyer to comply with the requirements of its programming Contracts and channel line-up requirements with respect to acquisitions of cable television systems. Neither party will be required to make any payments to the other's programmers in the fulfillment of its obligations under this Section 6.18.

            6.18.2. Seller will reasonably cooperate with Buyer, at Buyer's request, in connection with Buyer's efforts to (a) negotiate with programming providers with respect to on-going support provided by such programmers for programming services carried by the Systems, and (b) obtain carriage agreements with respect to digital programming services provided by the Systems that Buyer intends to continue to offer after the Closing.

      6.19. Cooperation as to Rates and Fees.

            6.19.1. After the Closing, notwithstanding the terms of Section 10.4, Buyer will have the right at its own expense to assume control of the defense of any rate proceeding with respect to the Systems that remains pending as of the Closing or that arises after the Closing but relates to the pre-Closing operation of the Systems; provided that Seller may complete the pending AT&T Late Fee Settlement and the defense of such litigation as it relates to the Systems will not be turned over to Buyer. Buyer will promptly notify Seller regarding the commencement of any such rate proceeding relating to the pre-Closing operation of the Systems. In any such rate proceeding involving the Systems, Seller will cooperate in such proceeding and promptly deliver to Buyer all information reasonably requested by Buyer as necessary or helpful in such proceeding.

                  (a) If Buyer elects to assume control of the defense of any such rate proceeding, then (i) Seller will have the right to participate, at its expense, in the defense in such rate proceeding, and (ii) Buyer will have the right to settle any rate proceeding relating to the pre-Closing operation of the Systems unless under such settlement Seller would be required to bear liability with respect to the pre-Closing time period, in which event such settlement will require Seller's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

                  (b) If Buyer does not elect to assume control of the defense of any such rate proceeding, then (i) Buyer will have the right to participate, at its expense, in the defense in such rate proceeding, and
      (ii) without the prior consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), Seller will not settle such rate proceeding if such settlement would require Buyer to bear any liability or would adversely affect the rates to be charged by Buyer. In any such rate proceeding involving the Systems, Buyer will cooperate in such proceeding and promptly deliver to Seller all information in its possession that is reasonably requested by Seller as necessary or helpful in such proceeding.

            6.19.2. If Seller is required, following the Closing, pursuant to any Legal Requirement, settlement or otherwise, including the AT&T Late Fee Settlement, to reimburse or provide in-kind or another form of consideration to any subscribers of the Systems in respect of any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, Buyer agrees that it will make such reimbursement or provide such in-kind or other form of consideration through Buyer's billing system on terms specified by Seller, and Seller will reimburse Buyer for all such payments and other consideration made by Buyer following the Closing and for Buyer's reasonable out-of-pocket expenses incurred in connection therewith. Such reimbursement will be reflected in the Final Adjustments Report, to the extent then known. For expenses incurred after completion of the Final Adjustments Report, Seller will reimburse Buyer within 60 days after receipt of a statement therefor. Buyer will provide Seller with all information in Buyer's possession that is reasonably required by Seller in connection with such reimbursement.

      6.20. Cooperation on Pending Litigation. With respect to any defense or prosecution of any litigation or legal proceeding with respect to the Systems that relates to the period prior to the Closing Time and for which Seller and its Affiliates are responsible pursuant to this Agreement, Buyer will cooperate with and assist Seller and its Affiliates, upon reasonable request, by making witnesses available and providing all information in its possession (including, upon reasonable advance notice, access to employees with information regarding such proceedings and access to books and records that may relate to the proceedings, in each case without interfering in any material respect with the conduct of Buyer's business) that Seller and its Affiliates may reasonably require in connection with such litigation or legal proceedings or in response to any complaint, claim, inquiry, order or requirements of any Governmental Authority or other Third Party.

      6.21. Confidentiality.

            6.21.1. Neither Buyer nor Seller will, nor will it permit any of its Affiliates to, issue any press release or make any other public announcement or any oral or written statements to Seller's employees concerning this Agreement or the transactions contemplated hereby except as required by applicable Legal Requirements, without the prior written consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, the terms of this Agreement in confidence; provided that (a) such party may use and disclose such information once it has become publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (b) to the extent that such party may be compelled by Legal Requirements to disclose any of such information, but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders or investors whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. The obligation by either party to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

            6.21.2. All information concerning the Business or Assets obtained by Buyer or its Affiliates pursuant to or in connection with negotiation of this Agreement will be used by Buyer and its Affiliates solely for purposes related to this Agreement and, in the case of nonpublic information, will, except as may be required for the performance of this Agreement or by Legal Requirement, be kept in strict confidence by Buyer and its Affiliates in accordance with the terms of the letter agreement dated October 24, 2000, which letter agreement is hereby incorporated in this Agreement by reference. Any breach of such letter agreement will be deemed a material breach of this Agreement.

      6.22. Lien Searches. Promptly after the Effective Date, Seller will provide to Buyer copies of Requests for Information or Copies (Form UCC-11) (or a similar search report acceptable to Buyer) (each, a "Lien Search") listing all judgments and tax liens, and all effective financing statements with respect to any of the Assets, which name as debtor either Seller, any of its Affiliates which operate cable television businesses in each Service Area for which the respective Lien Search is made, AT&T Broadband, LLC, or Tele-Communications, Inc.. Seller will exercise commercially reasonable efforts to remove Encumbrances (other than a Permitted Encumbrance or an Encumbrance which will be terminated or released at or prior to the Closing) prior to the Closing. If such Encumbrance cannot be removed prior to the Closing and if Buyer elects to waive such Encumbrance and proceed towards consummation of the transaction in accordance with this Agreement (such election to proceed to be exercised by Buyer in its reasonable discretion), Buyer and Seller will enter into a written agreement at the Closing containing the commitment of Seller to use commercially reasonable efforts to remove the Encumbrance following the Closing on terms satisfactory to Buyer in its reasonable discretion or such other agreement mutually acceptable to the parties.

      6.23. No Solicitation. Between the date of this Agreement and the Closing Date, Seller will not, and will cause its respective shareholders, officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Systems or the Business, engage in any negotiations concerning, or provide to any other Person any information or data relating to the Systems, the Assets, or Seller for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect a sale directly or indirectly of all or substantially all of the Assets, the Systems or the Business.

      6.24. Systems' Financial Statements. Seller will use commercially reasonable efforts to deliver to Buyer (a) audited consolidated financial statements for the Business for the years ended December 31, 1998, 1999 and 2000, not later than April 17, 2001, and (b) unaudited consolidated financial statements for the three months ended March 31, 2001, not later than May 1, 2001, all in a form conforming to SEC rules. All accounting costs and fees incurred by reason of the preparation of such financial statements will be borne by Buyer. Seller hereby consents to (i) the inclusion by Buyer of the Systems' financial statements, if required to be so included by Buyer, in any report required to be filed by Buyer with the Securities and Exchange Commission ("SEC"), National Association of Securities Dealers' Automated Quotations

("NASDAQ") System or any stock exchange pursuant to applicable law, rule or regulation, including the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and (ii) the disclosure by Buyer of the Systems' financial statements to Buyer's public and private debt and equity financing sources. Seller will request, and use commercially reasonable efforts at no out-of-pocket cost to Seller to obtain, the consent of the independent public accountants of Seller to the inclusion of the Systems' financial statements in any report required to be filed by Buyer with the SEC, NASDAQ System or stock exchange.

      6.25. Environmental Assessments.

            6.25.1. Buyer may, at its sole expense, commission a qualified engineering firm to conduct an assessment in accordance with ASTM Standard E1527-00, and including an evaluation for asbestos and asbestos containing materials, with respect to any or all owned parcels of Real Property. If Buyer notifies Seller in writing as soon as is reasonably practicable after the date Buyer receives the assessment with respect to a parcel of owned Real Property that the assessment discloses an environmental condition that (a) constitutes a breach, or could be reasonably expected to result in a breach, of the representations of Seller contained in Section 4.8 or (b) could reasonably be expected to impair the use or value of such Real Property for the continued operations of the Business or subject Buyer to any Losses if Buyer consummates this Agreement, then Seller shall promptly commence further investigation and use commercially reasonable efforts at its expense to cure the condition prior to the Closing, provided that Seller shall have no obligation to spend more than $25,000,000 (the "Maximum Remediation Amount") in the aggregate in its attempt to cure all such conditions. If Seller exercises its right not to cure such conditions because the aggregate cost would exceed the Maximum Remediation Amount, Buyer may (a) terminate this Agreement with no cost or obligation on the part of Buyer, or (b) waive the obligation to cure, in which event Buyer will receive a credit at the Closing in the amount, if any, by which the Maximum Remediation Amount exceeds the aggregate amount paid by Seller to third parties in connection with curing such conditions, and Buyer will assume all liabilities and obligations in connection with such conditions. If the foregoing is inapplicable because (i) the aggregate amount to cure all conditions does not exceed the Maximum Remediation Amount or (ii) Seller does not exercise its right not to cure conditions that exceed the Maximum Remediation Amount, and Seller having used commercially reasonable efforts is unable to cure all conditions prior to the Closing, then (A) Seller shall remain obligated to cure as promptly as reasonably practicable after the Closing all such remaining conditions, and
(B) Buyer may seek indemnification with respect to any breach of this post-Closing obligation and such claim for indemnification may be brought without the requirement that such claims meet or exceed the Threshold Amount.

            6.25.2. In the event this Agreement is terminated or fails to close in accordance with its terms, Buyer agrees to repair any damage or disturbance it causes to the Real Property in the course of such investigative activities by returning such Real Property to approximately the same condition as existed prior to such investigative activities. Buyer will indemnify, defend and hold Seller free and harmless from and against any and all Losses of any type arising directly out of any act or omission of Buyer or any of Buyer's representatives on or about the Real Property in the course of such investigative activities.

            6.25.3. All information collected and generated as a result of the environmental due diligence authorized by Section 6.25.1 will be subject to the terms and conditions of Section 6.21 of this Agreement. Buyer will provide to Seller copies of all reports, assessments and other information composed or compiled by Buyer's environmental consultants within five Business Days after Buyer's receipt of copies thereof.

      6.26. Marketing Efforts. Seller will continue to market digital video services and the cable modem services provided through @Home in the ordinary course of business consistent with past practices.

      6.27. Expired Leases. Seller will exercise commercially reasonable efforts prior to the Closing to obtain written renewals or extensions for at least one year following the Closing of all leases of Real Property that will have expired prior to the Closing.

      6.28. System Telephone Services. Prior to the Closing, Buyer will select a vendor for the provision, and arrange for the transition, of all telephony services (e.g., long distance, data circuits, and 800 number) used in connection with the operation of the Systems. If Buyer fails to effect the transition of telephony services to its selected vendor as of the Closing Date, then Buyer will reimburse Seller for all direct charges incurred by Seller after the Closing with respect to telephony services used in connection with the operation of the Systems or in the conduct of the Business.

7. CONDITIONS TO CLOSING.

      7.1. Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following, which may be waived by the parties to the extent not prohibited by applicable Legal
Requirements:

            7.1.1. HSR Act Filings. All filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated without the receipt of a formal complaint or objection by the Antitrust Division or the FTC.

            7.1.2. Absence of Legal Proceedings. No suit, action or proceeding is pending or threatened by any Person, no judgment has been entered and not vacated by any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which prevents or makes illegal, or is reasonably likely to prevent or make illegal, the purchase and sale of the Assets contemplated by this Agreement. No party will assert that this condition has not been satisfied by reason of any suit, action or proceeding pending or threatened against Seller by any Governmental Authority with respect to a Franchise or the proposed assignment thereof, provided that the conditions set forth in Section
7.2.4 and 7.3.4 have been satisfied or waived.

      7.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, which may be waived by Buyer to the extent not prohibited by applicable Legal
Requirements:

            7.2.1. Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement, are true in all respects without giving effect to any qualifications related to materiality or Knowledge, in each case at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty will be so true and correct as of such specified date; provided, this condition will be deemed satisfied if all such untrue or incorrect representations and warranties in the aggregate, do not have a Material Adverse Effect.

            7.2.2. Performance of Agreements. Seller in all material respects shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

            7.2.3. Deliveries. Seller shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.2.

            7.2.4. Required Consents.

                  (a) As of the Closing Date, the number of Equivalent Basic Subscribers served by Retained Franchises (as defined in Schedule 7.2.4) shall not exceed 10% of the Subscriber Threshold; provided that Buyer may at any time designate any Franchise as a non-Retained Franchise, in which event such non-Retained Franchise shall be transferred to Buyer at the Closing in accordance with the provisions of this Agreement and shall not be subject to any provisions relating to Retained Franchises.

                  (b) Except as otherwise provided in Section 6.5.2, Buyer shall have received all of the Required Consents marked with an asterisk on
      Schedule 4.3 (other than Required Consents with respect to Franchises, as to which subsection (a) above shall apply).

            7.2.5. Subscribers. The number of Equivalent Basic Subscribers served by the Systems (including those served under Retained Franchises) is not less than 85% of the Subscriber Threshold.

            7.2.6. Material Adverse Effect. During the period from the date of this Agreement through and including the Closing Date, there shall not have occurred and be continuing any event or events having, individually or in the aggregate, a Material Adverse Effect.

            7.2.7. Franchise Extensions. Seller shall have obtained for each Franchise for which a valid request to invoke the formal renewal provisions under Section 626(a) of the Communications Act has not been timely filed with the appropriate Governmental Authority either (a) a renewal or extension of such Franchise for a period expiring no earlier than three years after the Closing Date, or (b) a written confirmation from the appropriate Governmental Authority that the procedure established by Section 626(a) of the Communications Act nonetheless will apply to the renewal of such Franchise.

            7.2.8. Lease Extensions. Seller shall have obtained extensions of at least one year with respect to the expired Real Property leases designated with an asterisk on Schedule 4.7.

            7.2.9. Other. Such other conditions as Buyer and Seller may agree.

      7.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing, of the following, which may be waived by Seller, to the extent not prohibited by applicable Legal Requirements:

            7.3.1. Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing, except where the failure to be so true would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

            7.3.2. Performance of Agreements. Buyer in all material respects shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

            7.3.3. Deliveries. Buyer shall have delivered the payment, items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.3.

            7.3.4. Required Consents. As of the Closing Date, the number of Equivalent Basic Subscribers served by Retained Franchises shall not exceed 10% of the Subscriber Threshold; provided that Buyer may at any time designate any Franchise as a non-Retained Franchise, in which event such non-Retained Franchise shall be transferred to Buyer at the Closing in accordance with the provisions of this Agreement and shall not be subject to any provisions relating to Retained Franchises.

8. CLOSING.

      8.1. Date, Time and Place of the Closing.

            8.1.1. The Closing will be held on a date mutually selected by Buyer and Seller which is no less than five nor more than 10 Business Days following the date all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived; provided, however, that (a) either party may postpone the Closing Date until the last day of the month in which all such conditions are satisfied or waived; (b) if all such conditions are satisfied or waived such that the Closing could occur prior to the Target Closing Date, either party may postpone the Closing Date to a date not later than the Target Closing Date; (c) Buyer may (i) postpone the Closing through the later of (A) August 31, 2001 and (B) the date which is 60 days after all conditions to the Closing contained in this Agreement have been satisfied or waived, if there shall have occurred a Financial MAC,
(ii) postpone the Closing to a date not later than 75 days after receipt of the audited financial statements contemplated by Section 6.24, if such financial statements are not received by Buyer, through no fault of Buyer, on or before April 17, 2001, and (iii) postpone the Closing to a date not later than 60 days after receipt of the unaudited financial statements contemplated by Section 6.24, if such financial statements are not received by Buyer, through no fault of Buyer, on or before May 1, 2001.

            8.1.2. The Closing will be held at 9:00 a.m., local time, at Buyer's counsel's office located at 1221 Avenue of the Americas, New York, New York 10020, or at such other place and time as Buyer and Seller may agree.

      8.2. Seller's Delivery Obligations . At the Closing, Seller will deliver (or cause to be delivered) to Buyer the following:

                  (a) Bill of Sale and Assignment and Assumption Agreements in substantially the form of Exhibit A to this Agreement (the "Bills of Sale");

                  (b) A special or limited warranty (or local equivalent) deed in a form reasonably acceptable to Buyer (and complying with applicable state laws) with respect to each parcel of Real Property which is owned by Seller, duly executed and acknowledged and in recordable form, warranting only to defend title to such owned Real Property in the peaceable possession of Buyer against all persons claiming by, through or under Seller, subject, however, to any Permitted Encumbrances, and in form sufficient to permit the applicable title company to issue the title policies requested by Buyer, together with any title affidavit reasonably required by the title insurer that does not expand the aforesaid limited or special warranty of Seller;

                  (c) Title certificates to all vehicles included among the Assets, endorsed for transfer of valid and good title to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and separate bills of sale or other transfer documentation for such vehicles, if required by the laws of the states in which such vehicles are titled;

                  (d) A certificate, dated the Closing Date, signed by an authorized Person on behalf of Seller, stating that, to Seller's Knowledge, the conditions set forth in Sections 7.2.1 and 7.2.2 are satisfied;

                  (e) Certified resolutions of the Board of Directors or other evidence reasonably satisfactory to Buyer that Seller has taken all corporate action necessary to authorize this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

                  (f) A FIRPTA Non-Foreign Seller Certificate from Seller certifying that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 reasonably satisfactory in form and substance to Buyer;

                  (g) Evidence reasonably satisfactory to Buyer that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers;

                  (h) All Books and Records, delivery of which will be deemed made to the extent such Books and Records are then located at any of the offices of the Systems included in the Real Property;

                  (i) A certificate executed by the secretary or assistant secretary of Seller authenticating Seller's organizational documents, certifying as to the incumbency, and authenticating the signatures, of those persons executing this Agreement and certificates or other documents delivered hereunder on behalf of Seller;

                  (j) A certificate as of a recent date from the appropriate office of the state of organization of each Seller and the state in which the Business is operated as to the good standing of such Seller;

                  (k) An opinion of in-house counsel for Seller, in a form reasonably acceptable to Buyer;

                  (l) An opinion of Cole Raywid & Braverman, FCC counsel to Seller, in a form reasonably acceptable to Buyer;

                  (m) A noncompetition agreement in the form of Exhibit B to this Agreement; and

                  (n) Such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement, including the Retained Franchise Management Agreement.

      8.3. Buyer's Delivery Obligations . At the Closing, Buyer will deliver (or cause to be delivered) to Seller the following:

                  (a) the Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement;

                  (b) the Bills of Sale executed by Buyer;

                  (c) a certificate, dated the Closing Date, signed by an authorized Person of Buyer, stating that, to Buyer's knowledge, the conditions set forth in Sections 7.3.1 and 7.3.2 are satisfied;

                  (d) An opinion of Sonnenschein, Nath and Rosenthal, counsel for Buyer, in a form reasonably acceptable to Seller;

                  (e) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement, including the Retained Franchise Management Agreement and the Escrow Agreement, if required under this Agreement.

9. TERMINATION.

      9.1. Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

            9.1.1. by the mutual written consent of Buyer and Seller;

            9.1.2. by either party, upon written notice to the other party, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by the date which is 12 months after the date of this Agreement, for any reason other than (a) a breach or default by such party in the performance of any of its obligations under this Agreement, or (b) the failure of any representation or warranty of such party to be accurate;

            9.1.3. by either party at any time upon written notice to the other, if the other is in material breach or default of any of its covenants, agreements or other obligations in this Agreement or in any Transaction Document and fails to cure such breach or default (a) within the 30-day period following such written notice or, (b) if such breach or default is incapable of being cured within such 30-day period and the defaulting party does not promptly initiate and diligently pursue such cure to completion upon receipt of such notice, within a reasonable period of time; or

            9.1.4. by either party, immediately upon written notice to the other, if all of the conditions to the Closing have been satisfied or waived and the other party refuses or is unable to consummate the transactions contemplated by this Agreement for any reason within the time period determined pursuant to
Section 8.1.1.

            9.1.5. by either party as otherwise provided in this Agreement.

      9.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all obligations of the parties under this Agreement will terminate except for the obligations set forth in this Section and in Sections 6.21 and
11.16. Notwithstanding a party's right to pursue remedies for breach of contract upon termination of this Agreement in accordance with Section 9.1, no remedies for breaches of representations and warranties will be available if this Agreement is terminated pursuant to Section 9.1, and no party will be liable for any incidental, consequential, exemplary, special, or punitive damages in connection with any claim for breach of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Seller pursuant to Sections 9.1.3 or 9.1.4, then Seller will be entitled to receive, as liquidated damages and in lieu of any other damages for breach of contract, the amount of $20,000,000. The parties acknowledge that it is impractical and would be extremely difficult to determine the actual damages that may proximately result from Buyer's failure to perform its obligations under this Agreement. Accordingly, the liquidated damages provided in this Section 9.2 are (a) not a penalty, and (b) reasonable and not disproportionate to the presumed damages to Seller from a failure by Buyer to comply with its obligations under this Agreement.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

      10.1. Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Seller in this Agreement and the Transaction Documents (other than covenants and agreements which by their terms are to be performed after the Closing Date) will survive until 12 months after the Closing Date, except that the representations, warranties and covenants with respect to Taxes, title and environmental matters, and third party claims relating to Excluded Assets or Excluded Liabilities, will survive until 30 days after the expiration of the relevant statute of limitations. The representations, warranties, covenants and agreements (other than the covenants and agreements which by their terms are to be performed after the Closing Date) of Buyer in this Agreement and the Transaction Documents will survive until 12 months after the Closing Date. The covenants and agreements of the parties in this Agreement and in the Transaction Documents to be delivered by Seller or Buyer pursuant to this Agreement, that are by their terms intended to be performed after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms. The applicable periods of survival of the representations, warranties, covenants and agreements prescribed by this Section 10.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations, warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any breach of which has been asserted by a party in a written notice to the breaching party before such expiration or about which the breaching party has given the other party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

      10.2. Indemnification by Seller. Following the Closing, Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against all Losses of or to Buyer or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (c) any liability or obligation of Seller or relating to the Business not included in the Assumed Obligations and Liabilities, and (d) any labor or employment matter relating to the System Employees that is attributable to any act or omission of Seller occurring prior to the Closing.

      10.3. Indemnification by Buyer. Following the Closing, Buyer will indemnify, defend and hold harmless Seller and Seller's shareholders, directors, officers, employees, agents, successors and assigns, from and against all Losses of or to Seller or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (c) the failure by Buyer to perform the Assumed Obligations and Liabilities, (d) any claim made by a System Employee relating to Buyer's use of such Employee's personnel files obtained from Seller at the request of Buyer, and (e) Buyer's waiver of its condition to Closing set forth in Section 7.2.4 and the resulting transfer of the Assets without having obtained the necessary Required Consents.

      10.4. Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 10, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 10 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 10.4. No Indemnifying Party will settle or compromise any such Action (i) in which any relief other than the payment of money damages is sought against any Indemnified Party or (ii) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

      10.5. Limitations on Indemnification - Seller. Seller will not be liable for indemnification arising under Section 10.2 (except for indemnification claims made pursuant to subsection (d) of Section 10.2) for any Losses of or to Buyer or any other person entitled to indemnification from Seller unless the amount of such Losses for which Seller would, but for the provisions of this
Section 10.5, be liable exceeds, on an aggregate basis, $2,000,000 (the "Threshold Amount"), provided that in determining whether the Threshold Amount has been exceeded, there shall not be included any Losses arising from any single claim that is less than $10,000 in the aggregate. If the Threshold Amount is exceeded, Seller will be liable for the full amount of all Losses (including any claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of (a) the date Seller receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with Section 10.4. Seller will not be liable for Buyer's incidental, consequential, exemplary, special, or punitive damages. The maximum aggregate amount that Seller will be required to pay for indemnification arising under Section 10.2 in respect of all claims by all indemnified parties is $30,000,000. Notwithstanding the preceding, neither the Threshold Amount nor the maximum limits specified in this Section 10.5 will apply to the obligation to pay post-Closing adjustments pursuant to Section 3.3, Seller's obligation to discharge the Excluded Liabilities, or to Seller's breach of its representations and warranties that it has title to the Assets (including Real Property), and the Threshold Amount will not apply as otherwise provided in this Agreement.

      10.6. Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising under Section 10.3 for any Losses of or to Seller or any other person entitled to indemnification from Buyer unless the amount of such Losses for which Buyer would, but for the provisions of this Section 10.6, be liable exceeds, on an aggregate basis, the Threshold Amount, provided that in determining whether the Threshold Amount has been exceeded, there shall not be included any Losses arising from any single claim that is less than $10,000 in the aggregate. If the Threshold Amount is exceeded, Seller will be liable for the full amount of all Losses (including any claims for Losses of less than $10,000), which amount will be due and payable within 15 days after the later of
(a) the date Buyer receives a statement therefor and (b) the date an Action with respect to such Losses is settled or decided in accordance with section 10.4. Buyer will not be liable for Seller's incidental, consequential, exemplary, special, or punitive damages. The maximum aggregate amount that Buyer will be required to pay for indemnification arising under Section 10.3 in respect of all claims by all indemnified parties is $30,000,000. Notwithstanding the preceding, neither the Threshold Amount nor the maximum limits specified in this Section
10.6 will apply to the obligation to pay the Purchase Price, as adjusted, and post-Closing adjustments pursuant to Section 3.3, or to Buyer's obligation to assume and perform the Assumed Obligations and Liabilities, and the Threshold Amount will not apply as otherwise provided in this Agreement.

      10.7. Sole Remedy. Each party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy against the other with respect to any breach of representation, warranty, covenant, agreement or obligation will be pursuant to the indemnification provisions set forth in this Section 10.

11. MISCELLANEOUS.

      11.1. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective permitted assigns and successors in interest and will inure solely to the benefit of the parties and their respective permitted assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other party, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement; provided, however, that (i) Seller may assign its rights under this Agreement (but not obligations) to a qualified intermediary within the meaning of Code Section 1.1031(k)-1(g)(4)(iii) ("Qualified Intermediary") and (ii) either party may assign its rights to an Affiliate so long as the assigning party continues to be bound by the terms of this Agreement. If Seller elects to assign its rights under this Agreement to a Qualified Intermediary, Buyer will cooperate with Seller as may be reasonably necessary in connection with such assignment and the deferred tax-free exchange to be accomplished in connection therewith, including acknowledging the execution of a written agreement between Seller and the Qualified Intermediary.

      11.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

              To Buyer at:    Mediacom Communications Corporation
                              100 Crystal Run Road
                              Middletown, New York  10941
                              Attention: Mr. Rocco B. Commisso
                              Fax: (845) 695-2639

              With a copy to:

                              Robert L. Winikoff, Esq
                              Sonnenschein Nath & Rosenthal
                              24th Floor
                              1221 Avenue of the Americas
                              New York, NY 10020
                              Fax: (212) 768-6800

              To Seller at:   c/o AT&T Broadband, LLC
                              188 Inverness Drive West
                              Englewood, Colorado  80112
                              Attention: Alfredo Di Blasio
                              Fax: (303) 858-3456

                              With a copy similarly addressed to the attention of Karla Tartz, Esq., Fax: (303) 858-3487.

              With a copy (which will not constitute notice) to:

                              Holland & Hart LLP
                              555 Seventeenth Street
                              Suite 3200
                              Denver, Colorado 80202
                              Attention: Stephen P. Villano, Esq.
                              Fax: (303) 295-8261

      Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section
      11.2. All notices will be deemed to have been received on the date of actual receipt.

      11.3. Attorneys' Fees. In the event of any action or suit based upon or arising out of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

      11.4. Right to Specific Performance. Each party acknowledges that the unique nature of the transactions contemplated by this Agreement and the circumstances under which this Agreement has been entered into renders money damages for a breach of the parties' respective obligations to consummate the transactions contemplated by this Agreement an inadequate remedy, and the parties agree that either party will be entitled to pursue specific performance as a remedy for such breach without the requirement of posting a bond or other security therefor; provided, however, that Seller will have such right to specific performance only in connection with a breach of Buyer's confidentiality obligations under Section 6.21 hereof.

      11.5. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

      11.6. Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

      11.7. Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

      11.8. Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

      11.9. Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

      11.10. Time. Time is of the essence under this Agreement. If the last day permitted for giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

      11.11. Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

      11.12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. This Agreement will become binding when one or more counterparts, individually or taken together, bear the signatures of all parties to this Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

      11.13. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to the subject matter hereof other than any letter or agreement between the Buyer and Seller that specifically refers to this
Section 11.13. This Agreement may not be amended or modified except by a writing signed by the parties.

      11.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

      11.15. Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

      11.16. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

      11.17. Commercially Reasonable Efforts. For purposes of this Agreement, unless a different standard is expressly provided with respect to any particular matter, any requirement herein that a party use "commercially reasonable efforts" will not be deemed to require that party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

                            [SIGNATURE PAGE FOLLOWS]

      The parties have executed this Agreement as of the day and year first above written.

                                    MEDIACOM COMMUNICATIONS
                                    CORPORATION, a Delaware corporation


                                    By:   ___________________________
                                          Rocco B. Commisso
                                          Chairman and CEO


                                    INTERMEDIA PARTNERS,
                                    a California limited partnership

                                    By:   TCI South Carolina IP-1, LLC,
                                          its general partner

                                          By:   TCI of South Carolina, Inc.,
                                                its member


                                                By:   ______________________
                                                      Alfredo Di Blasio
                                                      Vice President


                                    TCI OF COLUMBUS, INC.,
                                    a Georgia corporation


                                    By:   ___________________________
                                          Alfredo Di Blasio
                                          Vice President


                                    TCI CABLEVISION OF GEORGIA, INC.,
                                    a Georgia corporation


                                    By:   ___________________________
                                          Alfredo Di Blasio
                                          Vice President

                                    TCI TKR OF GEORGIA, INC.,
                                    a Delaware corporation


                                    By:   ___________________________
                                          Alfredo Di Blasio
                                          Vice President

                              List of Exhibits and Schedules

Exhibit A         Bill of Sale and Assignment and Assumption Agreement
Exhibit B         Form of Noncompetition Agreement

Schedule 1.18*    Excluded Assets
Schedule 1.29*    System Managers
Schedule 1.35*    Permitted Encumbrances
Schedule 1.39*    Systems and Service Area
Schedule 4.3*     Required Consents
Schedule 4.4*     Encumbrances; Exceptions to Operating Condition of Equipment
Schedule 4.5*     Franchises and Licenses
Schedule 4.6*     Contracts
Schedule 4.7*     Real Property
Schedule 4.8*     Environmental Matters
Schedule 4.9*     Compliance with Legal Requirements - Exceptions
Schedule 4.10*    Intellectual Property
Schedule 4.12*    Absence of Certain Changes
Schedule 4.13*    Legal Proceedings
Schedule 4.15*    Employment Matters
Schedule 4.16*    System Information
Schedule 6.2*     Permitted Activities
Schedule 6.2.2*   Capital Expenditures
Schedule 7.2.4    Retained Franchises

----------
* Pursuant to Item 601(b)(2) of Regulation S-K, such schedule is omitted from this exhibit. Registrant agrees to furnish the Securities and Exchange Commission a copy of such schedule upon request.

                                    EXHIBIT A
                                       TO
                            ASSET PURCHASE AGREEMENT
                             DATED FEBRUARY 26, 2001
                                      AMONG
                       MEDIACOM COMMUNICATIONS CORPORATION
                                       AND
                           THE AT&T BROADBAND PARTIES

                            FORM OF BILL OF SALE AND
                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      WHEREAS, the undersigned Affiliate of AT&T Broadband, LLC ("Seller") and Mediacom Communications Corporation are parties to an Asset Purchase and Sale Agreement (the "Agreement"), dated February 26, 2001, pursuant to which Seller has agreed, inter alia, to sell, transfer, convey, assign, and deliver to Buyer all of Seller's right, title and interest in and to all the Assets, that are owned, leased, used or held for use by Seller in connection with, or necessary to, the operation of the Systems, in exchange for the Purchase Price, as adjusted, and on the terms and conditions set forth in the Agreement; and

      WHEREAS, in partial consideration therefore, the Agreement requires Buyer to assume certain of the obligations of Seller with respect to the System.

      NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for and in consideration of the promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereunder, the parties hereto hereby agree as follows:

      1. Seller has bargained and sold, and by these presents does sell, transfer, convey, assign, and deliver to Buyer, its successors and assigns, all of Seller's right title and interest, free and clear of Encumbrances (other than Permitted Encumbrances), in and to the Assets with such representations, warranties and covenants as are set forth in the Agreement and the Exhibits and Schedules thereto.

      TO HAVE AND TO HOLD said property and assets unto Buyer, its successors and assigns, to and for its and their own proper use and benefit forever.

      2. Upon the terms and subject to the conditions of the Agreement, as of the date hereof, Buyer shall assume, pay, perform, and discharge the Assumed Obligations and Liabilities.

      3. This instrument is executed and delivered pursuant to the Agreement, subject to the provisions thereof. Nothing contained herein shall be deemed to enlarge, alter, or amend the provisions of the Agreement. If any provision set forth in this instrument conflicts with any provision set forth in the Agreement, the provision of the Agreement shall control.

      4. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement. This instrument shall be governed, construed, and enforced in accordance with the laws of the State of Delaware. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event that any of the provisions contained herein or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, unless any manifest injustice or inequity would result from the applicability and enforceability of such remaining provisions. This instrument may be executed in two or more counterparts, all of which taken together, shall be deemed one original.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their authorized officers as of the day and year first above written.

                                    [SIGNATURE BLOCKS]

                                    EXHIBIT B
                                       TO
                            ASSET PURCHASE AGREEMENT
                             DATED FEBRUARY 26, 2001
                                      AMONG
                       MEDIACOM COMMUNICATIONS CORPORATION
                                       AND
                           THE AT&T BROADBAND PARTIES

                        FORM OF NONCOMPETITION AGREEMENT

                                ___________, 2001

Mediacom Communications Corporation
100 Crystal Run Road
Middletown, New York 10941

Gentlemen:

      Reference is made to that certain Asset Purchase Agreement dated as of February 26, 2001 (the "Agreement"), among the undersigned Affiliates ("Seller") of AT&T Broadband, LLC ("AT&T Broadband") and Mediacom Communications Corporation ("Buyer"). This letter is being delivered to you pursuant to Section 8.2(m) of the Agreement. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

      In order to effectuate the purposes and intent of the Agreement, each Seller and AT&T Broadband hereby covenants and agrees that for a period commencing on the date hereof and expiring on the third anniversary from the date hereof, that it shall not be involved, directly or indirectly, either personally, or as an owner, employee, partner, associate, officer, manager, agent, advisor, consultant or otherwise, with any business which is competitive with the business of Buyer within the Service Area. A business shall be deemed competitive with the business of Buyer if it involves the development, construction, sale, lease, rental or operation of any cable television system, satellite master antenna television system, multi-point distribution system or "open video" system, as such terms are generally defined and used in the communications industry, and provides video, telephony or data services over such system; provided, however, that nothing herein shall restrict Seller or AT&T Broadband from being a passive investor or shareholder holding less than five percent of the outstanding voting stock or equity interest in any such competitive business, and provided, further, that nothing herein shall restrict [Excite@Home] from being involved or engaging in any business within the Service Area.

      If the terms or provisions of this Noncompetition Agreement are breached or threatened to be breached, each of Seller and AT&T Broadband expressly consents that, in addition to any other remedy Buyer may have, Buyer may apply to any court of competent jurisdiction for injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

      If any provision of this Noncompetition Agreement is determined to be unreasonable or unenforceable, such provision and the remainder of this Noncompetition Agreement shall not be declared invalid, but rather shall be modified and enforced to the maximum extent permitted by law.

      This letter is intended to form a part of the Agreement and, accordingly, reference is hereby made to Section 11.13 of the Agreement.

                                    Sincerely,

                                    [SIGNATURE BLOCKS]

                                 Schedule 7.2.4
                                     to the
                            Asset Purchase Agreement
                                      among
                       MEDIACOM COMMUNICATIONS CORPORATION
                                       and
                           THE AT&T BROADBAND PARTIES

                               RETAINED FRANCHISES

For purposes of this Agreement, a "Retained Franchise" means any Franchise for which by the Closing Date: (a) the Required Consent to transfer such Franchise to Buyer either was not obtained, has not been granted by operation of law, or the applicable Governmental Authority or its designee has taken public action to the effect, or has given written notice to Buyer or Seller of its, or its designee's assertion, that the Required Consent has not been granted by operation of law, or (b) a Governmental Authority has the right directly or indirectly to acquire all or any portion of a System, which right has not expired by its terms or expressly been waived or abandoned. The Retained Franchise includes not only the applicable Franchise, but also all of the Assets that are: (i) located in the Service Area of the Retained Franchise; and (ii) used solely for the operation of the portion of the System in the portion of the Service Area of the Retained Franchise.